UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12
INVESCO HIGH YIELD INVESTMENTS FUND, INC.
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Invesco Advisers, Inc. Two Peachtree Pointe 1555 Peachtree Street N.E., Atlanta, Georgia 30309
June 11, 2010
AN URGENT REQUEST TO VOTE YOUR SHARES “FOR” THE NEW INVESTMENT
ADVISORY AND SUB-ADVISORY AGREEMENTS AS SOON AS POSSIBLE
Dear Valued Shareholder:
On behalf of Invesco Advisers, Inc., we would like welcome you to the Invesco Family of Funds. Since June 1, we have been acting as interim adviser to your Fund (now called Invesco High Yield Investments Fund, Inc. (NYSE: MSY)) under a temporary investment advisory agreement. We are writing to ask you to vote FOR approval of the proposed Investment Advisory and Sub-Advisory Agreements as soon as possible so that they may be counted at the reconvened shareholders meeting June 17.
•	If you voted “AGAINST” or “ABSTAIN,” please consider changing your vote. The same portfolio management team that has delivered competitive Fund yield and price performance in the past continues to manage your Fund as part of Invesco, but they can only continue to do so if you approve the new Advisory and Sub-Advisory Agreements.

•	If you have not voted yet, please vote now! Of the shares that have voted, over 60% have voted in favor of the new Advisory and Sub-Advisory Agreements, but the Fund has not received enough votes to actually approve the Agreements. WE NEED EVERY VOTE, so please vote your shares as soon as possible.

•	If you have already voted “FOR,” thank you! We appreciate your support and patience through this difficult solicitation, and are working diligently to bring this process to a successful conclusion.
If the new Advisory Agreements and Sub-Advisory Agreements are not approved at the reconvened shareholders meeting June 17, we will have to begin the proxy solicitation approval process all over again. That is why it is so important that you vote your shares as soon as possible! In the interest of time, we encourage you to vote by phone or internet by calling 1-800-454-8683 or via the internet at www.proxyvote.com. Enclosed are instructions that will enable your vote to be counted on June 17.
PLEASE ENSURE CONTINUED QUALITY INVESTMENT MANAGEMENT FOR YOUR
FUND BY VOTING YOUR SHARES “FOR” THE NEW INVESTMENT ADVISORY AND
SUB-ADVISORY AGREEMENTS AS SOON AS POSSIBLE

Sincerely,
/s/ John M. Zerr

John M. Zerr Senior Vice President